Exhibit 99.2

MARVEL ENTERTAINMENT

Moderator: Peter Cuneo

August 7, 2006

9:00 am

Operator:

Ladies and Gentleman, Thank you for standing by. Welcome to the Marvel Entertainment Second Quarter Results Conference Call.

During the presentation all participants will be in a listen-only mode. Afterwards, we’ll conduct the questions and answer session. At that time if you have a question, please press the 1 followed by the 4 on your telephone.

If at anytime during the conference you need to reach an operator, please press the star followed by the 0.

As a reminder this conference is being recorded, Monday, August 7, 2006.

I would now like to turn the conference over to Peter Cuneo, Vice Chairman of Marvel Entertainment.

Peter Cuneo:

Thank you, operator. And welcome to everyone this morning. This is Marvel's second quarter conference call with me today in New York.

With me today in New York to participate on the call are John Turitzin, our Chief Administration Officer; Ken West, our Chief Financial Officer; David Maisel who is Vice Chairman of Marvel Studios and an Executive Vice President Marvel Entertainment; and Matt Finick who is Senior VP Finance and now responsible for international licensing.

We will start with comments from Ken West, our CFO, and then we’ll go right to questions and answers. But first we’ll read our Safe Harbor statement.

David Collins:

Some of the statements that the company will make on this conference call such as statements of the company’s plan, expectations and financial guidance are forward looking.

While our forward-looking statements reflect the company's good faith beliefs, they are not guarantees of future performance and involve risks and uncertainties. And the company’s actual results could differ materially from those discussed on this phone call.

Some of these risks and uncertainties are described in today’s news announcement and the company’s filings with the Securities and Exchange Commission including the company’s reports on Form 8K, 10K, and 10Q.

Marvel assumes no obligation to publicly update or revise any forward-looking statement.

Peter Cuneo:

Thank you very much. And we’ll have comments from Ken West.

Ken West:

Thank you Peter, and good morning everyone

For Q2 2006, total net sales were $84 million, a 4% decline from $88 million in Q2 2005. As anticipated, sales decreased in the licensing segment, but were partially offset by increased sales in the publishing segment and to a lesser extent, within the toy segment. Consolidated operating margins were approximately 31% in Q2 2006 as compared to 49% in Q2 2005, primarily due to lower sales in the licensing segment, which generate the highest margins, and an increase in expense due primarily to higher share based compensation and employee benefit costs.

Now for a few Q2 divisional highlights.

Licensing Segment net sales decreased 23% to $34 million, in Q2 2006, primarily due to lower contributions from domestic and international licensing as a result of fewer contract renewals and lower revenues from our Spider-Man merchandising joint venture with Sony. These declines were partially offset by Studio revenue of $6.9 million in Q2 2006 compared to Studio revenue of $1.2 million in the year ago period.

Operating margins in the licensing division were 59% this quarter, slightly below margins of 64% in the prior year period. The higher level of joint venture sales in Q2 2005 benefited operating margins in that period as the studio share expense for those sales was recorded as a minority expense and not as an SG&A expense.

As indicated, revenues increased 21% in the publishing segment primarily due to higher sales of the “Civil War” special comic book series and related tie-in and re-introduced sales through newsstands. Operating margins increased to 41%, compared to 38% in the 2005 second quarter, primarily due to increased sales of comic books and trade paperbacks without commensurate cost increases.

Marvel’s Q2 2006 Toy Segment net sales reflect toy production by Marvel as compared to toys produced primarily by our master toy licensee in 2005, leading to a year-over-year increase in Toy segment revenues to $25 million in Q2 2006 from $23 million in the year-ago period. Toy sales in the quarter, primarily reflect core classic Marvel character lines. I’ll remind everyone that last year’s second quarter toy sales benefited from strong royalty revenue related to the launch of licensed Fantastic Four movie toy line.

Early in this quarter, Marvel relocated nearly all of its molds and tooling to a new group of vendors. This transition adversely impacted Q2 2006 toy production and related sales and is expected to continue to impact toy production and related sales throughout the balance of 2006. Operating margins decreased to 13% for the second quarter, as compared to 56% in last year’s period, predominantly the result of a shift from sales recorded in 2005 as royalty and service fee income, with no corresponding Cost of Revenue expense, to toy product sales recorded in 2006 subject to the corresponding Cost of Revenues.

Consolidated net income and Earnings Per Share amounts in Q2 2006 were $16.3 million, or $0.19 per fully diluted share, net of a $0.01 per share charge for share based compensation expense vs. $25.8 million or $0.24 per diluted share in Q2 last year.

Marvel’s Q2 net income and Earnings Per Share benefited from a lower than anticipated tax rate due primarily to the release of state tax reserves resulting from a favorable tax ruling during the second quarter of 2006. Our effective tax rate in Q2 2006 was 30% as compared to 38% in the year ago second quarter. We project a full year, 2006, effective tax rate in the range of approximately 37 - 39%.

I will now turn to our balance sheet and recent share repurchase activity.

During this quarter, Marvel repurchased 8.4 million shares of its common stock for an aggregate consideration of $163 million under the Company’s May 2006 and subsequent June 2006 share repurchase authorizations – principally financed by borrowings under our bank credit facility as well as cash generated from operations. Giving effect to these purchases, we closed the second quarter of 2006 with cash (excluding restricted cash) of approximately $11 million and bank borrowings of approximately $97 million under our working capital credit facility, which requires repayment by March 2008. We currently have $50 million remaining authorization under our $100 million share repurchase program.

Now for our financial guidance for the balance of the year.

Marvel is maintaining its Sales guidance range, and has revised its 2006 net income and EPS guidance ranges, as highlighted in today’s press release, principally due to the previously noted reduced effective tax rate, coupled with the benefit of share repurchases since May 4th, when we last provided financial guidance.

We are raising the low-end of our net income guidance for 2006 from $40 million to $43 million, and maintaining the high-end at $53 million. Full year guidance for fully diluted earnings per share, principally reflecting the benefit of the increase in net income guidance and the benefit of share repurchases to date, but before any benefit from future share repurchases, is now $0.50 to $0.60 – increased from the previous range of $0.46 to $0.57 per share. Additionally, recognizing the lumpiness in the timing of entertainment merchandise licensing, we anticipate that first half 2006 net income, and earnings per share, represent a clear majority of our full year guidance ranges. Our Full year EPS guidance is based on a weighted average diluted share count of approximately 86 million.

We continue to expect cash flow from operations to exceed $120 million in 2006, as cash payments from licensing contracts executed in prior years are collected. Cash flow will benefit from the elimination of approximately $40 million in cash taxes which were to be paid in the balance of 2006 - as recent option exercises by senior management have created a tax benefit that effectively creates an NOL for 2006. This benefit to free cash flow will be partially offset by meaningfully higher expected incremental development costs in the second half of 2006 related to the expansion of activities within Marvel Studios, particularly anticipated development activities related to the Marvel feature film slate. In the first half of 2006, these capitalized expenses approximated $1.4 million, and they are expected to increase to approximately $28 million by year-end, owing to the acceleration of pre-production activities, principally for both Iron-Man and The Hulk.

Let me now turn the call back over to Peter to commence our Q&A. Peter...

Peter Cuneo:

Ken, thank you very much. Operator, we’d like to start with Q&A.

Operator:

Thank you. Ladies and gentlemen, if you would like to register a question, please press the 1 followed by the 4 on your telephone. You will hear a three-tone prompt to acknowledge your request. If your question has been answered and you would like to withdraw your registration, please press the 1 followed by the 3. If you’re using a speakerphone, please lift your handset before entering your request. One moment please for our first question.

And our first question comes from the line of Michael Savner from Banc of America Securities. Please proceed.

Michael Savner:

Hi, Good morning. Thanks. Just a couple of quick questions. First, Peter, maybe you could give us an update on how the transfer of the toy business is going. It has some things that - you know, some production will start prior to this year - prior to the end of the year and some of that can be realized on the fourth quarter. And then secondly maybe just a little bit more color on the timing of cash receipts for the duration of the year. Obviously, you don’t have a big cash balance on the balance sheet. and you talked about receiving, I guess, royalty or licensing from contracts previously? Can - maybe a little bit more clarity on the exact timing and, you know, on your EPS guidance probably feels there could have been a lot more room for upside for the duration of the year given the strong results this quarter, so maybe just a little bit more on how you're thinking about earnings for the duration of the year today versus maybe what you thought last quarter. Thanks.

Peter Cuneo:

Michael, why don’t we start with your questions first on cash receipts and then we’ll do earnings for the rest of the year and Ken West will respond.

Ken West:

Michael, in those few prepared remarks that I just espoused before, we’re very confident in the amount of cash collections associated with licenses that were created and executed in 2004 and 2005 as we continue to earn royalties associated with those and collect those scheduled minimum guarantees. So, we’re very confident in the amounts of cash flow expected for the balance of the year and we’re looking forward to them.

Peter Cuneo:

And with regards to the earnings for the second half for the year, Michael again, the only thing I can really say is that our business continues to be as you know very chunky.

So, it’s very difficult to look at trends based on one quarter and project them to other trends later in the year. Licensing tends to be chunky. Publishing business is fairly smooth. But also the toy business, there are less sales in the fourth quarter than in say the third quarter. With regard to your question on the toy transition. This is a difficult transition for us. As you know at the beginning of the year, we took over for Toy Biz Worldwide and Hasbro, yes, does expect some minimal sales in the fourth quarter this year.

So, we’ve been asking retailers in effect to go in a short period of time from Toy Biz Worldwide to Marvel to Hasbro. And this is proving to be a little more difficult for the retailers are being a little conservative on their purchases which we understand.

So, the toy business is progressing we think well from the development point, from the sell through point but logistically it has been a tougher road to hoe than we thought.

Michael Savner:

Okay. Peter, Ken, thank you very much.

Operator:

Our next question comes from the line of Eric Handler of Lehman Brothers. Please proceed.

Eric Handler:

Thank you. Just as a partial follow up to the previous question. Can you - since you don't provide a cash flow statement, can you tell us what the cash flow from operations was in the second quarter, as well as what exactly your FAS 123 expense was?

And then also is there anything preventing you in your film financing covenants from adding additional leverage beyond your credit line and is that something you would consider?

Peter Cuneo:

Let me take the film leverage first and then we’ll go to the cash flow and the FAS 123 questions.

The film, as far as adding leverage to our own film slate, that is not possible at this time. And, you know, we can talk about more of that on Thursday but that is not something that is basically allowed under the current agreement.

Eric Handler:

No. I mean, as far as doing additional buybacks, is there anything in your covenants that would prevent you besides your line of credit. Could you do any other type of debt deal?

Peter Cuneo:

The answer is yes we can. We are not restricted.

Eric Handler:

Would you consider it?

Peter Cuneo:

Well the Board is always looking at our debt situation and the Board will always consider this but I cannot guarantee that that would happen. Next question, please.

Ken West:

Eric? With respect to the cash flow from operations, our Form 10Q will be filed by tomorrow morning. That information will be all reflected in detail in that document. And as far as the charge for FAS 123R that amount approximated about $2 million and also there’ll be some detail associated with that in our 10Q. So, look for that tomorrow.

Peter Cuneo:

Next question, please.

Operator:

Our next question comes from the line of Barton Crockett from JP Morgan. Please proceed.

Barton Crockett:

Okay, great. I mean understand I guess you want to push back questions or the cash flow to the 10Q tomorrow. But it’s - your stock can be traded today and there’s kind of a big question on mind in terms of where the cash came from for all the share repurchases. Could you give us any - even rough color about the level of cash flow from operations and/or other sources to cash like the option exercises? It’s just - you're able to buy back more shares than I thought you could without tapping into your line of credit as much I would have thought you would have needed to. The second thing is in terms of the - you know, one element of your guidance I guess was a big earning, you know, in the results and versus what we’re looking for. The publishing segment, the sales were up, you know, 21, 22% and your guidance has continued moderate growth which does not seem to reconcile with 21%, 22%. I was wondering what’s behind that. Is that you see, you know, maybe a big kind of retrenchment of the back half or is it just an element of conservatism in your guidance. So I’ll leave it with those two. Thank you.

Peter Cuneo:

Thanks, Barton. We’ll cover the cash flow first.

Ken West

Barton, as I mentioned before, the cash flow from operations will exceed $120 million and has benefited from the option exercises that were mentioned before also specifically Isaac Perlmutter who exercised options and continues to hold those shares. And as a result that generates net offering loss carry forwards associated with those deductions from those non-qualified stock options that were exercised. That will save us some cash flow. And then, as I mentioned also we’ll be investing more in the development of these movies that are coming up for the future. And as a result we’re still confident to generate cash flow from operations well in excess up to $120 million.

Barton Crockett:

Yeah. But if I can follow up, I wasn’t asking about the 120 million for the year. I was asking about for the quarter if you can provide us anymore details. If you can't at this point I guess we’ll just have to leave it there. But, you know, how much from options, how much from cash flow from operations did you generate (aside from the) cash flows.

Peter Cuneo:

Let me - while Ken is looking at some data, let me talk about the publishing question. We’ll come back to Ken. The publishing group is doing a tremendous job. There’s no question. The biggest reason for this is, well, it’s really two fold. First we have continued to do very good job with new channels of distribution including bookstores. And the second reason is Civil War. Civil War is a major event this year in the comic book business. And as a result we are getting a big upward blip from those sales which had been very successful. We can't anticipate that that lift from Civil War will continue throughout the full year. But that is a reason that our future projections are more moderate.

Barton Crockett:

Okay. So, if it was normally kind of mid-single digit-ish, we should expect retrenchments toward at the back half. Is that what you’re saying on the top line?

Peter Cuneo:

Yes.

Barton Crockett:

Okay.

Ken West:

Barton, with respect to the cash flow just as a follow up. You will see in the 10Q that will be filed tomorrow that our cash flow generated from operating activities is approximately $78 million but that does not include the cash generated from the exercise of stock options which gives a - what they call financing activity...

Barton Crockett:

Yes.

Ken West:

...that amount is aggregated about $32 million. And these represent year-to-date numbers for the six months ended June 30.

Barton Crockett:

Okay. And why would the cash from operations have been so far above the net income?

Ken West:

Again, it relates to the collection of license receivables that are booked in prior years. So, as those continue to earn out and pay off the scheduled guaranteed minimum, you will have a swing between cash flows versus P&L. Additionally, we are collecting advances on the merchandise program surrounding the Spiderman 3 release to be coming out next May. So, those advances continue to generate cash flows.

Barton Crockett:

Okay. Great. I'll leave it there. Thank you very much.

Ken West:

Sure.

Operator:

Our next question comes from the line of Lowell Singer from Cowen and Company. Please proceed.

Lowell Singer:

Thanks. Good morning. Peter, just a couple of questions. I noticed in the film slate you provide in the release this morning, you put a date down for Iron Man. You also suggest that Ant-Man and Captain America are anticipated for 2008 release. And I'm wondering if you could sort of talk more specifically about that. And secondly, while you do have $50 million still outstanding or at least you did at the end of the quarter in the buy back, I know that your guidance assumes no further repurchases during the second half. And I'm wondering if you will or won't be in the market in the back half of the year buying stock. Thanks.

Peter Cuneo:

Let me take the repurchase question first and then David Maisel will talk about the film slate. We have not indicated that Captain America and Ant-Man will come out in 2008. I want to say that very quickly. So, but David will talk about the slate in a second.

It is true that we still have $50 million left in the Board's latest repurchase authorization. We do not know if we’ll be buying additional stock. We may be. It’s again a matter of our overall cash flows to the company. And this is clearly done on an opportunistic basis. So, we’ll have to see how the Board and the management will be doing in the near future. So, I really can't give you a firm answer on that, Lowell. David?

David Maisel:

Lowell, regarding the film slate we have announced as you said a release date for Iron Man for May of 2008. And we’ve also said that we intend to make a second film - and release a second film in 2008. But we haven’t yet said which film that is. We are developing those other properties that you’ve mentioned. But we have not yet announced what the second film in 2008 will be.

Lowell Singer:

So, does that assume it could be one of those two or potentially Hulk?

David Maisel:

That's safe to assume. Yes.

Lowell Singer:

Okay. Thank you.

Operator:

Our next question comes from the line of Robert Routh, Jefferies. Please proceed.

Robert Routh:

Yeah. Good morning, guys. A couple of quick questions. First I was wondering if you could remind us a little bit about the Hasbro toy deal. I think the way I remembered it was a $100 million upfront, $70 million was Spidey 3 and then $35 million was Spiderman 4. I would assume that revenue or not revenue, that was booked as deferred revenue in cash and none of it has been reflected in the revenue line yet but will be probably as we’re going to ’07. Secondly, if you could comment on the buy back question a little bit as far as the lock up period goes with respect to Ike and anybody else whether or not since that has not been extinguished yet. Is it safe to assume that certain individuals are still locked up as far as their ability to sell stock?

And finally, I was wondering if you could give us any kind of sense as to what you think your free cash flow for ’06 could be or will be and any kind of hint as to what you think it could be in ’07 given [inaudible] latest.

Peter Cuneo:

First on the Hasbro situation. You are correct, we did receive a $100 million up front. You’re also correct that was put into differed income that we would start earning that out when they start shipping goods which we believe will be in the fourth quarter this year, a modest amount, Rob, so you’re correct on that one. With regard to free cash flow, Ken?

Ken West:

Rob, I'm not sure what other comments we can provide other than those comments that we mentioned before. And looking at our historical cash flow generated from operations that I mentioned of $78 million approximately for the first half of the year. So, we’re very confident in the cash generating ability of the company. We’re generating a lot of new advances on the Spiderman 3 program, licensing continues and all of the other engines seemed to be simultaneously working perfectly.

Peter Cuneo:

And John Turitzin will talk about the lock ups on the buyback.

John Turitzin:

Mr. Perlmutter has agreed not to dispose of any shares of stock until the buyback is over which occurs when we’ve used up the $100 million or June of next year.

Robert Routh:

And just one quick follow up. As far as the Hasbro deal goes with toys, is that a recoupable payment that they’re making or is that non-recoupable in the event that the amount of toys sold does not exceed the payment that you’ve already received?

Ken West:

Rob, this is Ken. The answer is that the advances that have been collected are fully recoupable but non-refundable. So, if that’s the focus of your question, these are recoupable advances. So, they will earn out as their toy shipments are made.

Robert Routh:

Okay. Great. But they can't make you give them back money in the event they don’t sell?

Ken West:

Right - non-refundable advance.

Robert Routh:

Great. Thank you very much.

Ken West:

Sure.

Operator:

Our next question comes from the line of Alan Gould from Bleichroeder. Please proceed.

Alan Gould:

Yes. Thank you. I've got a few question here. One, how much was the film financing expense for the quarter? About 4 million?

Two, how much was the Marvel Studio overhead and where does that show up in corporate?

And, three, were there any shares repurchased subsequent to June 30th. I guess we’ll see it on the Q tomorrow. But I was wondering if you could us that information.

Ken West:

The film finance expenses in Q2 were approximately in the range of $3 million to $4 million; it represented some incremental overhead but mostly the interest expense on the credit facility and the amortization of the fees to generate that $525 million credit facility. And to date, since June 30, we have not acquired any additional treasury shares in the open market.

Alan Gould:

Okay. Thank you.

Peter Cuneo:

Marvel Studio’s overhead is not in corporate expense. It is in the licensing expense. So, it’s in SG&A in licensing. - As far as shares purchased since June 30th, there haven’t been any.

Alan Gould:

No problem.

Peter Cuneo:

Okay.

Operator:

Our next question comes from the line of Gordon Hodge. Please proceed.

Gordon Hodge:

Yeah. Good morning. A couple of things. I want to - just on the amount of overages in the quarter, I don’t think there was a mentioned of that in the release. And then, you haven’t comment on the Walgreen’s and 7-Eleven comic book distribution. I'm just curious if you have any feedback from how that has gone. And then lastly just if you could refresh our memory on the milestone that caused the Spiderman 3 license payment at this quarter. Thanks.

Peter Cuneo:

Yes. Well, first of all with regard to Spiderman 3 payment, we received, I have mentioned this several times, for two $5 million payments in front of the movies. First is when Sony takes an option for the sequel, we received $5 million. The second is another $5 million when principal photography starts. And that is the payment we were referring to in our press release.

And with regard to Walgreen’s, the Walgreen’s experiment did not do well. There are certain demographics that will work for comics and certain that won't. Walgreen’s tends to be an urban based chain drug demographic. There are a lot of elderly people passing through Walgreen’s.

So, we had a test which was not successful. We will continue however, to test many different channels of distribution. And of course as you know, we have had success in 7-Eleven and in bookstores and so on.

Gordon Hodge:

So, 7-Eleven has gone well. I guess that was part of my question too.

Peter Cuneo:

Say again.

Gordon Hodge:

So 7-Eleven has gone well?

Peter Cuneo:

I think it’s gone okay...

Gordon Hodge:

Yeah.

Peter Cuneo:

...to this point.

Gordon Hodge:

Okay. Terrific. And then overages and I don’t know...

Peter Cuneo:

Yeah. Matt Finick will talk to that.

Matt Finick:

Yeah. Hi, Gordon. It’s Matt. We did about $5 million of overages domestically in the second quarter.

Gordon Hodge:

Terrific. Thanks.

Operator:

Our next question comes from the line of Joe Hovorka from Raymond James. Please proceed.

Joe Hovorka:

Hello.

Peter Cuneo:

Hi, Joe.

Ken West:

Hi, Joe.

Joe Hovorka:

I’m sorry. I was on mute there for a second. A couple of question. One is - actually on the overages question, can you give the year ago number for overages?

And then the share account at the end of the quarter supposedly average share account.

And then third, there’s a comment in the prepared remarks about $28 million in total will be spent on, I guess, pre-production for Iron Man and Hulk. Can you go into that a little bit more? What - you know, I don’t know if you get any budget numbers for the movie yet that you could share with us. What that $28 million is going to be spent on and so on and so forth?

Peter Cuneo:

Why don’t we start with the $28 million and David Maisel will talk about that.

David Maisel:

Yeah, the $28 million represents the development cost and pre-production activity that's starting on our films specifically and primarily right now on Iron Man.

As you know we’ve announced the director and we have the team of people engaged on that film right now in our Los Angeles Studio offices. And if you recall from our film facility, we bridge the financing for those costs until the official green light of the movie at which point we get fully reimburse.

Joe Hovorka:

Okay. So, you will be actually funding that out of your cash as opposed to the $525 million?

David Maisel:

Until the official green light at which point we get all the money back.

Joe Hovorka:

Okay. And would you have a budget number at this point for Iron Man that you could share or no?

David Maisel:

No. We’ve not disclosed any budget numbers for our films yet.

Joe Hovorka:

Okay.

Peter Cuneo:

With regard to overages, I think what we can tell you is that overages have been very strong year to date and have exceeded our expectations coming into the start of the year.

Joe Hovorka:

Did you have the number from 2Q ’05 if it was $5 million in this quarter, what was it last year?

Matt Finick:

Hey, Joe. It’s Matt. I'll get back to you on that...

Joe Hovorka:

Okay.

Matt Finick:

...I don’t have the number in front of me.

Joe Hovorka:

Great.

Ken West:

Joe, you raised the question in regard to how many issues and outstanding common shares we have at June 30...

Joe Hovorka:

Yeah.

Ken West:

...and that amount is approximately 80 million when you compare that to diluted share count, you'll also include those other potentially dilutive securities, principally options.

Joe Hovorka:

Okay. Great. Thanks, guys.

Peter Cuneo:

Sure.

Operator:

Our next question if follow up from the line of Barton Crockett with JP Morgan. Please proceed.

Barton Crockett:

Okay. Great. I wanted to follow up on the free cash flow as I understand it. So, you said, Ken I believe that , you did about $79 million in cash from operations in the second quarter if I recall correctly. If you got...

Ken West:

That's the first half.

Barton Crockett:

Excuse me.

Ken West:

Barton, for the first half.

Barton Crockett:

For the first half. Okay. And then, so that would tell - know, that was - my question is to whether you're going to be generating cash over the back half or not. It sounds like you believe you will be.

Ken West:

Yes.

Barton Crockett:

And then the other question I had was the $28 million in production cost. Is that included in your cash flow from operations guidance of $120 million?

Ken West:

Correct. It’s included in our cash flow forecast. That’s right.

Barton Crockett:

And is that included under the context so that you would expect to be repaid by the slate this year or is that a net $28 million hit on cash flow from operations?

Ken West:

The $28 million will be consumed before the end of the year and intended to be reimbursed sometime early 2007 at the latest.

Barton Crockett:

Okay. So, there are $28 million hit from that this year. And hopefully, we’ll get it back next year.

And then, the other question I had was the borrowings under the credit facility, you know, the nearly $100 million for the, you know, share repurchase principally and you have to repay that by 2008. I believe then that we can interpret from that that you would expect to be generating enough cash flow from operations between now and 2008 to be able to repay at least what you’ve borrowed to date. Is that correct?

Ken West:

That is correct.

Barton Crockett:

And I also assume it will be your expectations you will be able to continue doing share repurchase between now and 2008 that you wouldn’t have just basically done everything that we’re going to see by this point, right?

Ken West:

Correct. In the sense that when there's opportunistic buy opportunities, we will continue to evaluate those opportunities to buyback stock but we will continue to generate strong cash flows in our future.

Barton Crockett:

Okay. And that’s even after funding the development of these movies?...

Ken West:

That’s correct.

Barton Crockett:

...for bridging. Okay. Great. That’s it. Thank you very much.

Operator:

Mr. Cuneo, there are no further questions at this time. I'll turn the call back to you for your closing remarks.

Peter Cuneo:

Well, thank you all very much for calling in. We really appreciate it and we hope to see you again in a quarter from now. Thank you.

Operator:

Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your lines. Thank you.